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                                                                    Exhibit 3


                                 EXECUTION COPY


                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of December 19, 2001 (this "AGREEMENT"), among Airline Investors Partnership, L.P., a Delaware limited partnership ("C"), Aloha Airgroup, Inc., a Hawaii corporation ("A"), and TurnWorks Acquisition III, Inc., a Delaware corporation to be renamed Aloha Holdings, Inc. upon consummation of the merger transactions described below (the "COMPANY").

                                    RECITALS

                  WHEREAS, concurrently with the execution and delivery of this Agreement, A, Hawaiian Airlines, Inc., a Hawaii corporation ("B"), the Company and TurnWorks, Inc., a Texas corporation ("TW"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, for (i) the merger of A with and into Newco A Sub (as defined in the Merger Agreement), with Newco A Sub as the surviving corporation, and (ii) the merger of B with and into Newco B LLC (as defined in the Merger Agreement) (or, if any Drop-Down Condition (as defined in the Merger Agreement) is satisfied, the Company), with Newco B LLC (or, if any Drop-Down Condition is satisfied, the Company) as the surviving corporation (such mergers, collectively, the "MERGER");

                  WHEREAS, certain principal stockholders of A (the "A PRINCIPAL HOLDERS"), who collectively beneficially own shares of capital stock of A representing in excess of 80% of the votes entitled to be cast at the A Stockholders' Meeting (as defined below) have entered into a Voting Agreement for the benefit of B and the Company (the "A PRINCIPAL HOLDERS VOTING AGREEMENT"), pursuant to which the A Principal Holders have committed, INTER ALIA, on the terms set forth in the A Principal Holders Voting Agreement, to vote their shares of capital stock of A at the A Stockholders' Meeting in favor of the adoption of the Merger Agreement and the ancillary agreements and the transactions contemplated thereby;

                  WHEREAS, it is a condition to the execution of the Merger Agreement that the parties hereto enter into this Agreement; and

                  WHEREAS, as of the date hereof, C is the Beneficial Owner (as defined below) of 18,181,818 shares of Common Stock, par value $.01 per share, of B and four shares of Series B Special Preferred Stock, par value $.01 per share, of B (collectively, the "SHARES" and together with such additional Shares, as they become Beneficially Owned by C after the date hereof, C's "OWNED SHARES").

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                  SECTION 1. CERTAIN DEFINITIONS. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

                  "A" shall have the meaning set forth in the opening paragraph.


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                  "AFFILIATE" shall have the meaning set forth in Section
10.03(a) of the Merger Agreement, except that, for purposes of this Agreement, with respect to C, "Affiliate" shall not include B or any of the persons that are directly or indirectly controlled or employed by B, unless, in the case of employees of B, such persons also directly or indirectly control C; PROVIDED, HOWEVER, John W. Adams, acting in his capacity as Chairman of the Board of Directors of B, shall not be deemed an Affiliate of B.

                  "AGREEMENT" shall have the meaning set forth in the opening paragraph.

                  "ANCILLARY AGREEMENTS" has the meaning set forth in the Merger Agreement.

                  "B" shall have the meaning set forth in the recitals.

                  "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act. Securities Beneficially Owned by a person shall include all securities Beneficially Owned by Affiliates of such person and all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

                  "BENEFICIAL OWNER" shall mean, with respect to any securities, a person who has Beneficial Ownership of such securities.

                  "C" shall have the meaning set forth in the opening paragraph.

                  "CHARTER DOCUMENTS" means the Articles of Incorporation and the By-laws of B, as in effect as of the date hereof.

                  "COMPANY" shall have the meaning set forth in the opening paragraph.

                  "MERGER" shall have the meaning set forth in the recitals.

                  "MERGER AGREEMENT" shall have the meaning set forth in the recitals.

                  "OWNED SHARES" shall have the meaning set forth in the recitals.

                  "SHARES" shall have the meaning set forth in the recitals.

                  "TRANSFER" shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

                  "TW" shall have the meaning set forth in the recitals.

                  SECTION 2. NO DISPOSITION OR SOLICITATION. (a) C undertakes that, except as contemplated by this Agreement or the Merger Agreement, C and its Affiliates shall not (i)


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Transfer or agree to Transfer any Owned Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares.

                  (b) C undertakes that, except as contemplated by Section 9, C and its Affiliates shall not directly or indirectly solicit, initiate, or knowingly encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to, or otherwise facilitate, any Takeover Proposal.

                  (c) C undertakes that, except as contemplated by Section 9, or as required by applicable Law or stock exchange rule, neither C nor any of its Affiliates shall make any press release, public announcement or other communication to any party (other than B, the parties hereto and their respective Affiliates) with respect to the business or affairs of any of the parties to the Merger Agreement or the ancillary agreements or their respective Affiliates, including this Agreement, the Merger Agreement and the other ancillary agreements and the transactions contemplated hereby and thereby, without the prior written consent of A and the Company.

                  SECTION 3. STOCKHOLDER VOTE. Without limiting the generality of the other obligations of C hereunder, C undertakes that (a) at such time as B conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving and adopting the Merger Agreement and the Merger or any of the ancillary agreements or the transactions contemplated thereby, C and its Affiliates shall vote, or provide a consent with respect to, all then-outstanding Shares Beneficially Owned by C in favor of the Merger Agreement and the Merger and the ancillary agreements and the transactions contemplated thereby and (b) C and its Affiliates shall (at each meeting of stockholders and in connection with each consent solicitation) vote all then-outstanding Shares Beneficially Owned by C against, and not provide consents to, (i) any and all Takeover Proposals, (ii) any and all actions that would delay, prevent or frustrate the transactions contemplated by the Merger Agreement, the ancillary agreements or this Agreement or the satisfaction of any of the conditions set forth in Article VIII of the Merger Agreement and (iii) any and all actions that would or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of B under the Merger Agreement. Without limiting the foregoing, it is understood that the obligations under this
Section 3 shall not be affected by any recommendation or position of B's Board of Directors.

                  SECTION 4. REASONABLE EFFORTS TO COOPERATE. (a) Except as contemplated by Section 9, C will, without further consideration, (i) use all reasonable efforts to cooperate with the parties to the Merger Agreement and the ancillary agreements in connection with the transactions contemplated by the Merger Agreement and the ancillary agreements, (ii) promptly execute and deliver such additional documents and take such reasonable actions as are necessary or appropriate to consummate such transactions and (iii) promptly provide any information reasonably requested by the parties to the Merger Agreement and the ancillary agreements for any regulatory application or filing made or approval sought in connection with such transactions (including filings with the SEC or any other Governmental Authority).

                  (b) C hereby consents to the publication and disclosure in the Registration Statement and the Joint Proxy Statement/Prospectus (and, as and to the extent otherwise required by the Securities Act, the Exchange Act, the rules and regulations of AMEX and the PSE or Governmental Authorities, any other documents or communications provided by A, B or the


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Company to any Governmental Authority or to securityholders of B or A) C's identity and Beneficial Ownership of the Owned Shares and the nature of C's commitments, arrangements and understandings under and relating to this Agreement.

                  (c) C agrees that it will cause (i) C LLC before the Effective Time (A) to be formed as contemplated by the C Merger Agreement and (B) to execute and deliver the Stockholders Agreement and the Registration Rights Agreement and (ii) its general partner and its sole limited partner, each of which is a party to the C Merger Agreement, to comply with their obligations under the C Merger Agreement.

                  (d) C agrees that it will comply in a timely manner with
Section 1.04 of the Merger Agreement.

                  (e) C agrees that, effective as of the Effective Time, it will release B from its obligations, and waive its rights and remedies, under each of the agreements listed in Schedule A hereto and under its existing registration rights agreement with B.

                  SECTION 5. WAIVER OF APPRAISAL AND DISSENT RIGHTS. Without limiting the generality of the other obligations of C hereunder, C hereby waives and agrees not to assert, and agrees to cause its Affiliates to waive and not to assert, any rights of appraisal or rights of dissent in connection with the Merger that C or its Affiliates may have.

                  SECTION 6. IRREVOCABLE PROXY. (a) In furtherance of the agreements contained in Section 3 of this Agreement, C hereby irrevocably grants to, and appoints, the Chief Executive Officer of the Company, and any individual who shall hereafter succeed to any such office of the Company, as C's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of C, to vote all Shares Beneficially Owned by C that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Shares and to execute and deliver a proxy to vote such Shares, in each case in the manner specified in Section 3.

                  (b) C represents and warrants to the Company and A that all proxies heretofore given in respect of its Owned Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.

                  (c) C hereby affirms that the irrevocable proxy set forth in this Section 6 is given by C in connection with, and in consideration of, the execution of the Merger Agreement by the Company and A, and that such irrevocable proxy is given to secure the performance of the duties of C under this Agreement. C hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. C hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

                  (d) Notwithstanding anything to the contrary set forth in this
Section 6, the proxy granted in this Section 6 shall remain valid only until this Agreement terminates pursuant to Section 8 hereof.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF C. C represents and warrants to each of A and the Company as follows:


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                  (a) The execution, delivery and performance of this Agreement by C and the consummation by C of the transactions contemplated hereby have been duly authorized by all necessary action on the part of C and no further proceedings or actions on the part of C are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed and delivered by C and constitutes the valid and binding agreement of C, enforceable against C in accordance with its terms.

                  (c) C, together with its Affiliates, is the sole Beneficial Owner of its Owned Shares. C has good title to and legal and beneficial ownership of (which may include holding in nominee or "street" name) all of its outstanding Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement, the Charter Documents, the agreements listed in SCHEDULE A and the restrictions on Transfer under applicable Laws). The agreements listed in SCHEDULE A have been effectively amended by the parties thereto to the extent necessary to remove all impediments, if any, with respect to, and conflicts with, C's performance of this Agreement and the ancillary agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. The Owned Shares constitute all of the capital stock of B Beneficially Owned by C.

                  (d) The execution and delivery of this Agreement by C does not and the performance of this Agreement by C will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under C's or any of its Affiliates' constituent documents, any mortgage, bond, indenture, agreement, instrument or obligation to which C or any of its Affiliates is a party or by which C, any of its Affiliates or any of their respective properties (including the Owned Shares) is bound, or (ii) violate any Law of or Order of any Governmental Authority that is binding on C, any of its Affiliates or any of their respective properties.

                  (e) C understands and acknowledges that A and the Company are entering into the Merger Agreement in reliance upon C's execution, delivery and performance of this Agreement.

                  (f) The Owned Shares covered by the proxy granted in Section 6 consist of 18,181,818 shares of B Common Stock and four (4) shares of B Series B Special Preferred, and all such Owned Shares will be entitled to vote at the B Stockholders' Meeting.

                  SECTION 8. TERMINATION. This Agreement shall terminate, with respect to C, upon the earliest of (a) the date on which all Shares Beneficially Owned by C have been acquired by the Company, (b) the Effective Time and (c) the 30th day following the day on which the Merger Agreement is terminated. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

                  SECTION 9. SHAREHOLDER CAPACITY. Notwithstanding anything herein to the contrary: (a) if any Affiliate of C is or becomes, during the term hereof, a director or officer of B, no representation, warranty, undertaking or agreement herein shall apply to such Affiliate in


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his or her capacity as such a director or officer and (b) C has entered into this Agreement solely in C's capacity as the Beneficial Owner of Shares and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by any of its Affiliates in his or her capacity as an officer or director of B.

                  SECTION 10. MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The rights and obligations under this Agreement shall not be transferred by any party without the prior written consent of the other parties.

                  (b) EXPENSES. Subject to the terms of the Expense Payment Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (c) PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and TW and their respective successors, executors, administrators, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (d) AMENDMENT. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that A and the Company may waive compliance by C with any representation, agreement or condition otherwise required to be complied with by C under this Agreement or release C from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by A and the Company.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

                  if to C:

                       Airline Investors Partnership, L.P.
                       c/o Smith Management LLC
                       885 Third Avenue, 34th floor
                       New York, New York 10022
                       Telecopier No.:  (212)751-9501
                       Attention:  John W. Adams


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                  with copies to:

                       Paul, Weiss, Rifkind, Wharton & Garrison
                       1285 Avenue of the Americas
                       New York, New York 10019-6064
                       Telecopier No.:  (212) 373-2085
                       Attention:  Judith R. Thoyer, Esq.

                  if to A:

                       Aloha Airgroup, Inc.
                       Two Waterfront Plaza, Suite 500
                       500 Ala Moana
                       Honolulu, HI  996813
                       Telecopier No.:  (808) 539-5955
                       Attention:  President and Chief Executive Officer

                  with copies to:

                       Shearman & Sterling
                       Commerce Court West
                       199 Bay Street, Suite 4405
                       Toronto, Ontario M5L 1E8
                       Canada
                       Telecopier No.:  (416) 360-2958
                       Attention:  Brice T. Voran, Esq.

                  and to:

                       Cleary, Gottlieb, Steen & Hamilton
                       One Liberty Plaza
                       New York, New York 10006
                       Telecopier No.:  (212) 225-3999
                       Attention:  Michael Ryan, Esq. and Ethan Klingsberg, Esq.

                  if to the Company:

                       TurnWorks Acquisition III, Inc.
                       1330 Lake Robbins Dr.
                       Suite 205
                       The Woodlands, TX  77380
                       Telecopier No.:  (281) 363-2097
                       Attention:  President


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                  with copies to:

                       Cleary, Gottlieb, Steen & Hamilton
                       One Liberty Plaza
                       New York, New York 10006
                       Telecopier No.:  (212) 225-3999
                       Attention:  Michael Ryan, Esq. and Ethan Klingsberg, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (f) VALIDITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) REMEDIES. C acknowledges and agrees that in the event of any breach of this Agreement, A and the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) C will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) A and the Company shall each be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to compel specific performance of this Agreement. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (h) GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court located in the city of Wilmington if any dispute arises under this Agreement, the Merger Agreement, the ancillary agreements or any transaction contemplated hereby or thereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action, suit or proceeding relating to this Agreement, the Merger Agreement, the ancillary agreements or any transaction contemplated hereby or thereby in any court other than any such court, (iv) waives any right to trial by jury with respect to any action; suit or proceeding related to or arising out of this Agreement, the Merger Agreement, the ancillary agreements or any transaction contemplated hereby or thereby, (v)


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waives any objection to the laying of venue of any action, suit or proceeding arising out this Agreement, the Merger Agreement, the ancillary agreements or any transaction contemplated hereby or thereby in any such court, (vi) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (vii) agrees that a final judgment in any such action, suit or proceeding in any such court shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable law.

                  (i) DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (j) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.


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                  IN WITNESS WHEREOF, each of the parties has caused this
Agreement to be duly executed as of the day and year first above written.

                                          AIRLINE INVESTORS PARTNERSHIP, L.P.


                                          By:  AIP GENERAL PARTNER, INC.,
                                               its sole General Partner


                                               By: /s/ John W. Adams
                                                  ------------------------------
                                                  Name:  John W. Adams
                                                  Title: President


                                          ALOHA AIRGROUP, INC.


                                          By: /s/ Glenn R. Zander
                                             -----------------------------------
                                             Name:  Glenn R. Zander
                                             Title: President and CEO


                                          By: /s/ Brenda F. Cutwright
                                             -----------------------------------
                                             Name:  Brenda F. Cutwright
                                             Title: Executive Vice President,
                                                    Finance and CFO


                                          TURNWORKS ACQUISITION III, INC.


                                          By: /s/ Gregory D. Brenneman
                                             -----------------------------------
                                             Name:  Gregory D. Brenneman
                                             Title: President